Exhibit 3.53

1553971
FILED
In the office of the Secretary of State
Of the State of California
ARTICLES OF INCORPORATION	FEB 01 1988
/s/ March Fong Eu
OF	MARCH FONG EU, Secretary of State

WORLDWIDE AUTO PARTS

I

The name of this corporation is:

WORLDWIDE AUTO PARTS

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is:

BYRON LONG

4069 El Cajon Boulevard

San Diego, California

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 30,000.

Dated: January 29, 1988

/s/ Byron A. Long
BYRON A. LONG
Incorporator

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Byron A. Long
BYRON A. LONG